Samaritan Therapeutics Names Entrepreneurial MD President

Wolfgang Renz MD, Ph.D., to Move Samaritan Therapeutics’ Drug Candidates Forward With Health Canada, Canada’s FDA Equivalent

MONTREAL, Feb. 13, 2008 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals (OTCBB:SPHC) and Samaritan Therapeutics, a Montreal research and development biotech company, minority owned by Samaritan Pharmaceuticals, is pleased to announce Dr. Wolfgang Renz as President of Samaritan Therapeutics to accelerate Samaritan Therapeutics’ innovative drug pipeline forward with Health Canada, Canada’s FDA equivalent.

Dr. Renz has over eleven years of experience in the pharmaceutical industry including working with multinational CRO and public pharmaceutical companies. Prior to joining Venn Life Sciences, Dr. Renz was Vice President Clinical Operations and Business Development, Hesperion Limited, Switzerland. While working at ICON plc., Dr. Renz oversaw business development in Rest of World Regions including Latin America, South Africa, India, and Asia Pacific.

Dr. Renz has also held increasing management positions in clinical development and marketing at Hoffman LaRoche, Merz, and Axcan Pharma. Dr. Renz has developed products in several therapeutic areas including: virology, cardiology, oncology, rheumatology, and women’s health. He has clinical and regulatory experience in drug development in Europe and U.S.

Dr. Renz obtained his medical degree from the University of Freiburg, Germany and completed rotations in Germany, Switzerland, and the U.S. He is board certified in emergency medicine and has held an Honorary Research Fellowship from the University of London, UK. He completed his Ph.D. in Anatomy at the University of Freiburg, Germany.

Dr. Wolfgang Renz, President of Samaritan Therapeutics stated, “I am delighted Samaritan Therapeutics’ Board of Directors has confidence in me to bring its important drug candidates through the Health Canada’s drug approval process.”

Dr. Renz is currently and will retain his position as CEO of Venn Life Sciences Canada, Ltd., a next generation clinical research organization (CRO) that allows for fast, efficient, cost saving-management and execution of clinical trials.

About Samaritan Therapeutics, Montreal, Canada:

Samaritan Therapeutics, Inc. is a Canadian controlled private Canadian company based in Montreal, Canada, that performs its scientific research and drug development in Canada. Samaritan Therapeutics has a research and development collaboration with The Research Institute of McGill University Health Center to develop new and improved innovative drugs to relieve the suffering of patients with Alzheimer’s, Cancer, Heart disease, and Infectious disease. Samaritan Pharmaceuticals, Inc. (OTCBB:SPHC) is a minority shareholder and partner with Samaritan Therapeutics, Inc. to develop innovative drug candidates through Health Canada, Canada’s FDA equivalent.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements about its minority owned company Samaritan Therapeutics. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. The company undertakes no duty to update forward-looking statements.

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